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                                                                  Exhibit (2)(b)

                                    AGREEMENT
                                    ---------


         THE REYNOLDS AND REYNOLDS COMPANY ("REYNOLDS") and PETER M. WILSON ("WILSON") agree as follows:

                                    RECITALS
                                    --------

         Reynolds, Wilson, Dealer Internet Services Corporation (the "COMPANY"), Crown Motors, Inc., Rood Motors, Inc. and Martin S. Rood entered into an acquisition agreement dated June 15, 1995 (the "ACQUISITION AGREEMENT"). Among other things, the Acquisition Agreement provided for payment to Company of certain "Contingent Payments" if certain conditions were met.

         Wilson held 5% of the outstanding common stock of the Company as of the date of the Acquisition Agreement. Subsequent to that date, the Company dissolved and Wilson succeeded to a pro-rata portion of the Company's rights under the Acquisition Agreement, including the right to receive the Contingent Payments, if any, that may become due to the Company.

         Wilson desires to exchange his rights to any Contingent Payments and to release and discharge Reynolds from all obligations under the Acquisition Agreement in exchange for Reynolds' agreements and undertakings in this Agreement. Reynolds' desires to accept such exchange on the terms and conditions set forth in this Agreement.

1. RELEASE FROM FURTHER ACQUISITION AGREEMENT Obligations. In consideration of the promises and obligations of Reynolds under this Agreement, Wilson hereby waives and forever releases and discharges Reynolds from any obligations arising out of or related to the Acquisition Agreement, whether the performance of such obligations is past due or currently due or may become due, including, without limitation, the obligation to pay any Contingent Payments. In consideration of the promises and obligations of Wilson under this Agreement, Reynolds hereby waives and forever releases and discharges Wilson from any obligations arising out of or related to the Acquisition Agreement, whether performance of such obligations is past due or currently due or may become due.

2. GENERAL RELEASE. In further consideration of the promises and obligations of Reynolds under this Agreement, and except as to the rights and obligations created by this Agreement and by the Employment Agreement between Wilson and Reynolds dated June 15, 1995, Wilson on behalf of himself and his marital community hereby releases, acquits and forever discharges Reynolds and its respective owners, shareholders, partners, joint venturers, directors, officers, attorneys, insurance carriers, underwriters, agents, employees, subsidiaries, affiliates, affiliate corporations, spouses, heirs, executors, administrators, representatives, predecessors, successors and assigns, and each and all of them (collectively, the "Releasees"), of and from any and all claims, demands, damages, liens, suits, actions, agreements, contracts, covenants, obligations, payments, debts, judgments, orders and liabilities and causes of action of whatsoever kind, nature or description, whether arising in law or equity, or upon contract or tort, or under foreign, state or federal law or laws, or under common law, or otherwise, whether known or unknown, which Wilson either has had, now has or may claim to have against the Releasees, and each and all of them including without limitation any claim for damages sustained or alleged to have been sustained or which could have been alleged to have been sustained relating to economic damages, general damages, special damages, consequential damages, attorney's fees and costs of suit.


3. ADDITIONAL CONSIDERATION TO WILSON. Within fifteen (15) days after the date of this Agreement, Reynolds shall issue to Wilson a total of 1,618 shares of Reynolds Class A common stock (the "REYNOLDS SHARES"). When issued, the Reynolds Shares will be duly and validly authorized and issued, fully paid and nonassessable and covered by an effective listing application with the New York Stock Exchange. Reynolds shall, at its expense, prepare and file with the Securities and Exchange Commission a registration statement and any necessary amendments thereto (including post-effective amendments thereto or supplements to any prospectus contained therein) relating to the resale of the Reynolds Shares and will use its best efforts to cause such registration statement and prospectus to become effective as soon as possible following the date of this Agreement and to remain effective for a period of not less than two (2) years from the date of this Agreement. Wilson will cooperate with Reynolds and provide such

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         information in connection with any registration statement, prospectus or other document reasonably required by Reynolds in the performance of its obligations under this Section 3.

4. WILSON REPRESENTATIONS AND WARRANTIES. Wilson represents and warrants to Reynolds that:

         (a) Wilson is acquiring Reynolds Shares for investment purposes only and without a view to any resale thereof until such time as such resale has been registered (or exemptions from registration perfected) under the Securities Act of 1933, as amended, and all applicable state securities laws, and Wilson will not sell, encumber, dispose or otherwise transfer any right or interest in the Reynolds Shares, whether voluntarily, by gift, operation of law, testamentary disposition or otherwise, unless such transfer has been registered (or an exemption from registration has been perfected) under all applicable federal and state securities laws.

         (b) Wilson is an experienced investor and is aware of the risks inherent in an investment in the Reynolds Shares.

         (c) Wilson has had access to such information about Reynolds and its operations as he deems necessary to evaluate fully an investment in the Reynolds Shares and Wilson is relying solely on information provided by his advisors and information publicly available regarding Reynolds and its operations and not on any statement of or information supplied by any employee, agent, contractor or representative of Reynolds.

         (d)      Wilson is a resident of the state of Washington.

5. MISCELLANEOUS. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes any prior or contemporaneous written or oral agreement between the parties with respect to such subject matter. This Agreement may only be amended by a writing signed by the parties. If any provision of this Agreement is deemed valid or unenforceable, such invalidity or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be enforced as if such invalid or unenforceable provisions were omitted. This Agreement shall be construed and enforced in accordance with the laws of the state of Washington without regard to applicable conflicts of laws principles. This Agreement may be executed in one or more counterparts, each of which shall constitute an original.

         The parties have executed this Agreement as of the 24th day of November, 1997.

                             THE REYNOLDS AND REYNOLDS COMPANY

                             By: /s/ Doug Ventura
                                 -----------------------------------

                             Title: Associate General Counsel &
                                    Assistant Secretary
                                    --------------------------------

                             /s/ Peter M. Wilson
                             ---------------------------------------
                             Peter M. Wilson





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